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                                                                     EXHIBIT 5.1
                   [LETTERHEAD OF MORGAN, LEWIS & BOCKIUS LLP]



                                                                 August 13, 1999



Wit Capital Group, Inc.
826 Broadway, Sixth Floor
New York, New York 10003

                  Re:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

                  We have acted as counsel to Wit Capital Group, Inc., a Delaware corporation, in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement"). The Registration Statement registers an aggregate of 23,356,666 shares, consisting of 13,372,959 shares (the "Plan Shares") which may be issued and sold upon exercise of options previously granted under the Company's Stock Incentive Plan (or the Company's prior Stock Option and Restricted Stock Purchase Plan) or options granted hereafter under the Stock Incentive Plan, and 9,983,707 shares (the "Outstanding Shares") which were previously issued upon exercise of options granted under the Stock Incentive Plan (or the Company's prior Stock Option and Restricted Stock Purchase Plan) or under written compensation contracts between the Company and certain of its employees.

                  In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Stock Incentive Plan, the Company's written compensation contracts with certain of its employees and such other documents, records, certificates and other instruments of the Company as in our judgment are necessary or appropriate for purposes of this opinion.

                  Based on the foregoing, we are of the following opinion:

         1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

         2. The Plan Shares that are to be issued upon the exercise of options granted or to be granted under the Stock Incentive Plan have been duly authorized and, when issued and paid for in accordance with the Stock Incentive Plan, will be validly issued, fully-paid and non-assessable.

         3. The Outstanding Shares have been duly and validly authorized and issued and are fully-paid and non-assessable.

         4. The shares of Common Stock, par value $.01 per share, to be issued
         (i) on December 7, 1999, upon conversion of the then outstanding shares of Class C Common Stock being registered by means of the Registration Statement and (ii) on and after December 7, 1999, upon exercise of the options granted under the Company's Stock Incentive Plan (or the Company's prior Stock Option and Restricted Stock Purchase Plan) or to be hereafter granted under the Stock Incentive Plan, have been duly authorized and, when issued, will be validly issued, fully-paid and non-assessable.



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                  We are expressing the opinions above as members of the Bar of the State of New York and express no opinion as to any law other than the General Corporation Law of the State of Delaware.

                  We consent to the use of this opinion as an exhibit to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                                Very truly yours,



                                                /s/ Morgan, Lewis & Bockius LLP